Exhibit 99.1

345 Inverness Drive South	T 305-858-8358
Building C, Suite 310	F 303-858-8431
Englewood, CO 80112	gevo.com

For Immediate Release

Gevo Reports Second Quarter 2014 Financial Results

Luverne plant commences Side-by-Side production

•	Reports EPS of ($0.25)

•	Ended the second quarter with cash and cash equivalents of $5.9 million

•	Luverne plant producing both isobutanol and ethanol in Side-by-Side operational mode (SBS)

•	Closed an $18 million public offering of common stock and warrants

•	Shipped renewable para-xylene to Toray Industries, Inc. (Toray)

ENGLEWOOD, Colo. – August 13, 2014 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended June 30, 2014 and provided an update on recent corporate highlights.

Luverne Update

In the beginning of June, Gevo commenced the co-production of isobutanol and ethanol, with one fermenter dedicated to isobutanol production and three fermenters dedicated to ethanol production.

Key results achieved thus far include:

•	Producing isobutanol in a commercial-scale one million liter fermenter;

•	Producing ethanol at a run rate of approximately 1.5 million gallons per month (exceeding our goal of 1.25 million gallons per month);

•	Generating revenue of more than $3 million per month at Luverne; and

•	No yeast cross-contamination between the isobutanol and ethanol systems.

“We are very pleased with the progress of the plant under the SBS. Isobutanol yields have reached >90% of target based on starch content, and isobutanol batch cash costs have decreased by >25%, with a clear path towards targeted economic rates. Operating all the assets of the plant has allowed us to achieve 100% recycle streams, while consistently producing sterile mash, controlling infections and growing isobutanol producing yeast. For the first time, we also sold IDGs®, the animal feed that is a co-product of our isobutanol production,” said Dr. Patrick Gruber, Gevo’s CEO.

The targeted next steps at the plant are:

•	Complete the final phase of capital for the SBS by installing distillation equipment which we believe will enable increased production of isobutanol;

•	Begin to sell isobutanol into the solvents and specialty gasoline blendstock markets;

•	Continue to convert our isobutanol into hydrocarbons at our demo plant located at the South Hampton Resources, Inc. facility (Hydrocarbons Plant) and sell our bio-jet and iso-octane products; and

•	Achieve EBITDA breakeven at the Luverne plant which we project to occur by the end of 2014.

“By installing the additional distillation equipment at Luverne, we expect to be able to achieve production levels of 50-100 thousand gallons of isobutanol per month by the end of 2014. As we continue to learn and optimize the isobutanol production process, we believe we can ultimately increase our production rate to approximately 2-3 million gallons of isobutanol per annum under the SBS, while we are running at an annual production rate of approximately 18 million gallons of ethanol. With the much improved cash flow profile of the plant and the United States District Court’s decision to stay the trial relating to U.S. Patent Nos. 7,851,188 and 7,993,889, Gevo’s overall corporate burn is expected to decrease significantly going forward,” continued Gruber.

Other Recent Highlights

On August 5, 2014, Gevo closed an underwritten public offering of 30,000,000 shares of common stock and warrants to purchase an additional 15,000,000 shares of common stock. The warrants have an exercise price of $0.85 per share, will be exercisable from the date of original issuance and will expire on August 5, 2019. The shares of common stock and the warrants were sold together as common stock units but were immediately separable and issued separately. The gross proceeds to Gevo from this offering were approximately $18 million, not including any future proceeds from the exercise of the warrants. Gevo currently intends to use the net proceeds from the offering, excluding any future proceeds from the exercise of the warrants, to fund capital to complete the side-by-side configuration of its Luverne facility, to fund working capital and for other general corporate purposes.

In May, Gevo sold para-xylene (PX) derived from its renewable isobutanol to Toray, one of the world’s leading producers of fibers, plastics, films, and chemicals. PX is a primary raw material for the manufacture of bio-polyester (PET). PET has the largest global market share of all synthetic fibers and is also used in plastic bottles, films, and as a polymer for many other applications. The PX was sold under a previously announced offtake agreement with Toray. Toray also provided funding assistance for the construction of Gevo’s PX demo plant at the Hydrocarbons Plant, where Gevo also produces other products such as renewable jet fuel and renewable iso-octane. Toray expects to produce fibers, yarns, and films from Gevo’s PX, for scale-up evaluation and market development purposes.

In July, 2014, the United States District Court decided to stay the patent litigation involving U.S. Patent Nos. 7,851,188 and 7,993,889 that was scheduled to begin on July 21, 2014. We expect that this decision will significantly decrease our legal costs for the foreseeable future.

Financial Highlights

Revenues for the second quarter of 2014 were $7.7 million compared to $1.9 million in the same period in 2013. The increase in revenue during 2014 is primarily a result of the production and sale of ethanol and distiller’s grains of $5.5 million following the transition of the Luverne plant to the SBS.

During the second quarter of 2014, hydrocarbon revenues increased by $1.4 million, primarily due to the shipment of bio-PX to Toray in May for which we recognized $1.5 million of revenue, including $1.0 million relating to a payment we received from Toray in 2012 for the design and construction of our bio-PX demo plant. We also continued to generate revenue during the second quarter of 2014 associated with our ongoing research agreements.

Our cost of goods sold increased by $4.7 million during the three months ended June 30, 2014, as compared to the same quarter in 2013, due primarily to the increased production activity at the Luverne plant under the SBS.

Research and development expense decreased by $2.2 million during the three months ended June 30, 2014, as compared to the same quarter in 2013, due primarily to a $1.2 million decrease in expenses at the Hydrocarbons Plant. In the second quarter of 2013, we incurred expenses associated with the building of the bio-PX reactor at the Hydrocarbons Plant under our agreement with Toray, which was substantially completed in the third quarter of 2013. Research and development expense also decreased in as a result of a $0.8 million decrease in salaries and consultant expenses.

Selling, general and administrative expense decreased $1.4 million during the three months ended June 30, 2014, as compared to the same quarter in 2013, due primarily to a reduction in compensation-related expenses.

Interest expense increased to $5.8 million during the three months ended June 30, 2014 primarily due to one-time debt issuance costs of $3.2 million associated with the Whitebox financing in May.

The company reported a non-cash gain of $2.8 million during the second quarter of 2014 related to changes in the fair value of derivative warrant liability and embedded derivatives contained in the convertible notes issued in 2012 (2012 Notes). We reported a $2.0 million gain during the second quarter of 2013 associated with changes in the fair value of the embedded derivatives contained in the 2012 Notes. The company did not have any holders of 2012 Notes opt to convert their note holdings into shares of Gevo common stock during the three months ended June 30, 2014.

The company also reported a non-cash loss of $5.1 million during the second quarter of 2014 related to a change in the fair value of the convertible notes issued in the second quarter of 2014 to Whitebox (Whitebox Notes).

The net loss for the second quarter of 2014 was $17.2 million compared to $15.2 million during the same period in 2013.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, and Mike Willis, Chief Financial Officer. They will review the company’s financial results for the three months ended June 30, 2014 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 37684059. The presentation will be available via a live webcast at: http://edge.media-server.com/m/p/tyq6zx89/lan/en.

A replay of the call and webcast will be available two hours after the conference call ends on August 13, 2014. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 37684059. The archived webcast will be available until Midnight EDT on September 12, 2014 in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo’s underlying technology uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production and sale of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its first fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates its first biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc., Total SA and LANXESS, Inc., an affiliate of LANXESS Corporation, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013 and in subsequent reports on Form 10-Q and Form 8-K and other filings made with the Securities Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue and cost of goods sold
Ethanol sales and related products, net	$5,522	$—	$5,522	$—
Hydrocarbon revenue	2,018	573	2,648	1,312
Grant and other revenue and corn sales	181	1,286	454	4,090

Total revenues	7,721	1,859	8,624	5,402

Cost of goods sold	8,269	3,616	12,949	8,119

Gross loss	(548)	(1,757)	(4,325)	(2,717)

Operating expenses
Research and development	3,586	5,828	7,691	10,804
Selling, general and administrative and other	4,898	6,279	9,938	13,229

Total operating expenses	8,484	12,107	17,629	24,033

Loss from operations	(9,032)	(13,864)	(21,954)	(26,750)

Other income (expense)
Interest expense	(2,609)	(2,312)	(4,210)	(5,588)
Interest expense - debt issuance costs	(3,185)	—	(3,185)	—
Gain (Loss) from change in fair value of derivative warrant liability and embedded derivatives contained in 2012 Notes	2,801	2,023	5,343	693
Loss on conversion of 2012 Notes	—	(1,112)	—	(2,038)
Gain (Loss) from change in fair value of Whitebox Notes	(5,129)		(5,129)
Other income	(2)	43	7	91

Total other expense	(8,124)	(1,358)	(7,174)	(6,842)

Net loss	$(17,156)	$(15,222)	$(29,128)	$(33,592)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.25)	$(0.35)	$(0.43)	$(0.80)

Weighted-average number of common shares outstanding - basic and diluted	67,969,811	43,371,992	67,865,844	43,371,992

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$5,908	$24,625
Accounts receivable	3,085	1,358
Inventories	4,243	3,581
Prepaid expenses and other current assets	935	1,163

Total current assets	14,171	30,727

Property, plant and equipment, net	83,704	83,475
Deposits and other assets	4,097	2,153

Total assets	$101,972	$116,355

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$8,195	$13,030
Derivative warrant liability	4,687	7,243
Current portion of secured debt, net	268	788

Total current liabilities	13,150	21,061
Long-term portion secured debt, net	31,871	9,339
2012 Notes, net	12,956	14,501
Other long-term liabilities	359	479

Total liabilities	58,336	45,380

Total stockholders’ equity	43,636	70,975

Total liabilities and stockholders’ equity	$101,972	$116,355

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net loss	$(29,128)	$(33,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	8,514	7,003
Loss (gain) from change in fair value of derivatives	(214)	(693)
Loss on conversion of debt	—	2,038
Changes from working capital	(4,392)	6,057

Net cash used in operating activities	(25,220)	(19,187)

Investing Activities
Acquisitions of property, plant and equipment, net	(3,837)	(2,758)
Restricted cash - interest reserve	(2,611)	—

Net cash used in investing activities	(6,448)	(2,758)

Financing Activities
Payments on secured debt	(9,622)	(4,141)
Proceeds from issuance of debt	25,906
Other financing activities	(3,333)	(70)

Net cash used in financing activities	12,951	(4,211)

Net decrease in cash and and cash equivalents	(18,717)	(26,156)

Cash and cash equivalents
Beginning of period	24,625	66,744

Ending of period	$5,908	$40,588

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,053)	$(2,960)	$(8,121)	$(5,433)
Depreciation and amortization	539	534	1,124	1,067
Non-cash stock-based compensation	30	46	30	46

Non-GAAP loss from operations	$(2,484)	$(2,380)	$(6,967)	$(4,320)

Gevo, Inc.
Loss from operations	$(5,979)	$(10,904)	$(13,833)	$(21,317)
Depreciation and amortization	239	311	480	627
Non-cash stock-based compensation	607	993	607	993

Non-GAAP loss from operations	$(5,133)	$(9,600)	$(12,746)	$(19,697)

Gevo Consolidated
Loss from operations	$(9,032)	$(13,864)	$(21,954)	$(26,750)
Depreciation and amortization	778	845	1,604	1,694
Non-cash stock-based compensation	637	1,039	637	1,039

Non-GAAP loss from operations	$(7,617)	$(11,980)	$(19,713)	$(24,017)

###

Media Contact:	Investor Contact:
Robin Peak	Mike Willis
Gevo, Inc.	Gevo, Inc.
T: (720) 267-8632	T: (720) 267-8636
rpeak@gevo.com	mwillis@gevo.com